EXHIBIT 12.1

IPC ACQUISITION CORP.
STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
(in Thousands)

	Predecessors
							Period from
			Period from	Period from		Period from	November 15, 2001
	Fiscal Year Ended	Fiscal Year Ended	October 1, 1999 to	June 15, 2000 to	Fiscal Year Ended	October 1, 2001 to	to September 30,
	September 30, 1998	September 30, 1999	June 14, 2000	September 30, 2000	September 30, 2001	December 20, 2001	2002

	(unaudited)
Earnings:
Income (loss) before income taxes	$35,635	$31,277	$10,386	$(11,935)	$(8,425)	$(11,346)	$(11,486)
Interest expense	9,705	20,264	16,142	5,686	27,871	5,987	19,229
Amortization of deferred financing costs	—	—	—	—	—	—	2,304
Interest portion of rental expense	1,353	1,221	825	264	1,287	330	1,419

Earnings	$46,693	$52,762	$27,353	$(5,985)	$20,733	$(5,029)	$11,466

Fixed charges:
Interest expense	$9,705	$20,264	$16,142	$5,686	$27,871	$5,987	$19,229
Amortization of deferred financing costs	—	—	—	—	—	—	2,304
Interest portion of rental expense	1,353	1,221	825	264	1,287	330	1,419

Fixed charges	$11,058	$21,485	$16,967	$5,950	$29,158	$6,317	$22,952

Ratio (deficiency) of earnings to cover fixed charges	4.2x	2.5x	1.6x	$(11,935)	$(8,425)	$(11,346)	$(11,486)